Exhibit 10.11

CONSULTING AGREEMENT

CONSULTING AGREEMENT, dated as of July 31, 2008 (this “Agreement”), by and between Wyeth, a Delaware Corporation (the “Company”), Ruffolo Consulting, LLC (“Consulting LLC”), and Dr. Robert R. Ruffolo (“Consultant”). The Company, Consulting LLC, and Consultant are hereinafter collectively referred to as the “Parties” and individually as a “Party.”

The Company makes this Agreement with Consulting LLC and Consultant for the purpose of retaining the services of Consultant. This contract is expressly made conditional on Consultant’s assent to, and strict compliance with, all of the terms and conditions stated below. Each of the following terms and conditions is essential to the essence of the agreement between the Parties.

1. The term of this Agreement, and the period within which the services are to be rendered under this Agreement, shall commence as of August 1, 2008 and, unless terminated sooner as provided herein, shall continue during the period ending on July 31, 2009 (the “Initial Term”); provided, that following the Initial Term, the term of this Agreement shall continue for additional one-year terms at the Company’s election (each, a “Subsequent Term” and, together with the Initial Term, the “Term”). The Agreement may be terminated at any time during the Term by any Party upon ninety (90) days prior written notice to Consulting LLC or the Consultant, if by the Company or to the Company, if by Consulting LLC or the Consultant; provided, that if Consultant violates the provisions contained in paragraphs 4 or 6 below, the Company may terminate this Agreement immediately without prior written notice to Consulting LLC or the Consultant.

During the Term, Consultant shall be available upon reasonable notice given by the Company to consult with and advise the Company on, and perform tasks relating to, such matters within his expertise as the Company may reasonably request from time to time, including but not limited to:

•

Assistance to the Company and its counsel in regard to any regulatory matters or litigation pending during the Term or at the time of Consultant’s termination of employment or subsequently initiated involving matters of which Consultant has particular knowledge as a result of Consultant’s consulting relationship or prior employment with the Company; such assistance may include, but is not limited to, answering any inquiries the Company may have or receive regarding the execution of Consultant’s current or past duties for the Company, acting as a resource person in matters relevant to his knowledge and experience with the Company, providing information and answers in response to interrogatories or other discovery, giving sworn statements and testifying in arbitrations, depositions and/or trials, and Consultant committing to make himself available, upon reasonable notice, to meet with the Company and its attorneys to adequately prepare for any and all proceedings associated with pending or threatened litigation or arbitration involving the Company;

•	New products and/or licensing matters;

•	Candidate assessment; and

•	Transition support for a new President Research.

Consultant’s services hereunder shall be on an as needed basis at the direction of the Chief Executive Officer of the Company or his designee and Consultant shall devote such time to performance of his services hereunder as shall be required to accomplish the tasks and duties assigned to him; provided, however, that Consultant’s services shall be limited to no more than 20% of the average level of services performed by him over the thirty-six (36) months prior to his termination of employment with the Company.

2. During the Initial Term, the Company will pay to Consulting LLC consulting fees consisting of $25,000 per month for Consultant’s services hereunder. During each Subsequent Term, as applicable, the Company will pay to Consulting LLC consulting fees for Consultant’s services hereunder at a mutually agreed upon daily rate for actual services rendered on an as needed basis. Consulting fees shall be paid by the Company to Consulting LLC monthly in arrears no later than the end of each month during the Initial Term and the end of the month following each month for which services were performed during any Subsequent Term. In addition, the Company shall reimburse Consulting LLC for all reasonable and necessary expenses actually incurred by Consultant directly in connection with the business affairs of the Company and the performance of his services hereunder, upon presentation of proper receipts or other proof of expenditure and subject to such reasonable guidelines, reporting requirements or limitations communicated by the Company to Consultant in advance of the incurrence of any such expenditures. Consultant shall also be entitled to receive, as a separately identified payment an annual, incentive compensation award for 2008 (pro-rated for the period of Consultant’s employment with the Company during 2008), in an amount determined by the Compensation and Benefits Committee of Board of Directors of the Company in its sole discretion, in accordance with the terms of the Company’s Executive Incentive Plan. Such award, if any, shall be paid to Consultant in a lump sum in 2009 at the same time as the Company’s named executive officers are paid their 2008 annual cash incentive awards under the Executive Incentive Plan (typically February of 2009).

3. In the performance of his services, Consultant’s relationship to the Company shall be solely that of an independent contractor to provide services. In this capacity, Consultant will not be an employee of the Company and the Company will not be responsible for withholding federal income or social security taxes from the fees paid.

4. During the Term, Consultant shall not, directly or indirectly, (i) solicit or encourage any employee of the Company to leave the employment of the Company or (ii) solicit or otherwise attempt to establish for himself or any other person, firm or entity any business relationship, respecting any business that is one of the businesses conducted by the Company or reasonably related thereto, with any person, firm or entity which, at any time during the Term is or during the twelve-month period preceding the date of the Consultant’s termination of employment, was a significant customer, client or distributor of the Company (in each case, excluding any end-user of a Company product (e.g. retail customer or client)) or any of its subsidiaries, except during the Term with and on behalf of the Company.

5. At no time (whether during the Term or at any time thereafter), shall Consultant, directly or indirectly, without the prior written consent of the Company, use, divulge, disclose or make accessible to any other person, firm, partnership, corporation or other entity, any Confidential Information pertaining to the business of the Company or any of its affiliates, except (i) during the Term, in the business of and for the benefit of the Company, or (ii) when required to do so by a court of competent jurisdiction, by any governmental agency having supervisory authority over the business of the Company, or by any administrative body or legislative body (including a committee thereof) with jurisdiction to order Consultant to divulge, disclose or make accessible such information. For purposes of this Agreement, “Confidential Information” shall mean any trade secret or other non-public information concerning the financial data, strategic business plans, product development (or other proprietary product data), customer lists, marketing plans and other non-public, proprietary and confidential information of the Company or its affiliates, that, in any case, is not otherwise available to the public (other than by Consultant’s breach of the terms hereof) or known to persons in the industry generally.

6. During the Term, Consultant shall not, directly or indirectly, engage in, become employed by, serve as an agent or consultant to, or become a partner, principal or stockholder of any partnership, corporation or other entity that directly or indirectly competes with the business of the Company or any of its subsidiaries in any county within the United States or any comparable geographical area outside the United States in which the Company or any of its subsidiaries is then engaged in such business; provided that the Consultant’s passive ownership of less than 1% of the outstanding voting shares of any publicly traded company, which otherwise would be prohibited under this Section 6, shall not constitute competition with the Company.

7. In performing services under this Agreement, Consultant agrees to comply with provisions of the Company’s Code of Conduct, including, without limitation, the Company’s Securities Transactions Policy (the “Policy”). Without limiting the applicability of the preceding sentence, Consultant also acknowledges and agrees that until August 31, 2008, Consultant shall be subject to the requirement to obtain pre-clearance before engaging in any transaction involving Wyeth Securities (as defined in the Policy) as though he were a Senior Executive and Director (as defined in the Policy).

8. At the end of the Term, (i) Consultant shall return to the Company all documents, materials or information provided to or developed by Consultant in connection with Consultant’s performance under this Agreement or certify in writing as to their destruction and (ii) the Company shall promptly pay to Consulting LLC all consulting fees for services properly rendered by Consultant hereunder and reimburse Consulting LLC for all expenses properly incurred by Consultant hereunder, in each case, prior to the end of the Term, provided Consulting LLC or Consultant properly submits and documents in one or more invoices, as required herein, such services and expenses. After payment for all services properly rendered hereunder and reimbursement for all expenses properly incurred hereunder prior the end of the Term, the Company shall have no further obligation hereunder and neither Consulting LLC nor Consultant shall not be entitled to any severance or termination pay or damages for termination of this Agreement.

9. This Agreement shall be governed in all respects, including as to validity, interpretation and effect, by the internal laws of the State of New Jersey without giving effect to the conflict of laws rules thereof to the extent that the application of the law of another jurisdiction would be required thereby. Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration in accordance with the rules of the American Arbitration Association then in effect applicable to disputes involving independent contractors. Judgment may be entered on the arbitrator’s award in any court having jurisdiction; provided that Consulting LLC and Consultant shall be entitled to seek specific performance of Consulting LLC’s and the Consultant’s right to be paid until the end of the Term during the pendency of any dispute or controversy arising under or in connection with this Agreement. In the determination of the arbitrator’s award, the process shall follow the rules for “baseball arbitration”, as follows: each Party to the dispute or controversy shall submit to the arbitrator and exchange with each other, within the time agreed by the Parties or prescribed by the arbitrator, written proposals, with each such Party’s last, best offer for the amount of money damages they would offer or demand, respectively, in settlement of all issues subject to the dispute or controversy. In rendering the award, the arbitrator shall be limited to selecting only one of the two proposals submitted by the Parties, and the Parties to such dispute or controversy shall be required to accept the determination of the arbitrator, without rights to appeal such determination. In selecting the arbitrator, each of the Company and Consulting LLC or Consultant would select one person to serve as arbitrator, who would have to be accepted by the other Party (such acceptance not to be unreasonably withheld). Once the two arbitrators had been selected, they would select a third arbitrator, who would have no affiliation to either of them or either party. And such third arbitrator shall be the arbitrator who determines the claim presented for arbitration.

10. It is the desire of the Parties that the provisions of this Agreement shall be enforced to the fullest extent permissible under applicable law. In the event that any one or more of the provisions of this Agreement shall be or become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not be affected thereby. In the event that any provision of this Agreement is invalid, illegal or unenforceable in accordance with its terms, Consulting LLC, the Consultant and the Company agree that such provisions shall be reformed to make such sections enforceable, in a manner which provides the Company with the maximum rights permitted at law. This Agreement may not be modified or amended except by a written document signed by an authorized person on behalf of each Party.

11. This written Agreement constitutes the entire and complete agreement between the Parties concerning the services described herein. This Agreement supersedes all prior and collateral communications and understandings between the Parties with respect to the consulting services. It is agreed that there are no terms, conditions or understandings relating to the consulting relationship other than as set forth herein. For the avoidance of doubt, the parties agree and acknowledge that the restrictive covenants contained herein are in addition to, and shall be construed to supplement rather than supplant any restrictive covenants contained in any agreement entered into by and between the Company and the Consultant prior to the date hereof in connection with the Consultant’s provision of services as an employee or otherwise to the Company and accordingly, the covenants contained herein shall not be interpreted to modify, alter or amend any such prior restrictive covenant.

12. It is agreed that no failure or delay by either Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege hereunder. No Party may assign or transfer, in whole or in part, any of its rights, obligations or duties under this Agreement.

13. Notices under this Agreement shall be transmitted to the address for notices specified below or such other address as a Party shall designate to the other Party in writing. Notices shall be deemed to have been given as of the date such notice is (a) delivered to the Party intended, (b) delivered to the then designated address of the Party intended, or (c) sent by nationally recognized overnight courier or by United States Certified Mail, return receipt requested, postage prepaid and addressed to the then designated address of the Party intended.

Wyeth

Five Giralda Farms

Madison, New Jersey 07940

Telephone: 973-660-5000

Attention: Senior Vice President - Human Resources

Consultant and Consulting LLC

The last address for Consultant on the Company’s books.

IN WITNESS WHEREOF, the parties hereto have caused this Consulting Agreement to be executed as of the date first written above.

WYETH

By:	/s/ Mikael Dolsten
Name:	Mikael Dolsten, M.D., Ph.D.
Title:	President, Wyeth Research & Development and Senior Vice President, Wyeth

RUFFOLO CONSULTING, LLC

By:	/s/ Robert R. Ruffolo
Name:	Dr. Robert R. Ruffolo
Title:

/s/ Robert R. Ruffolo
Name:	Dr. Robert R. Ruffolo